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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-49592) pertaining to the Mutual Savings Bank Savings and Investment Plan (n/k/a the Bank Mutual Corporation 401k Plan) and the First Northern Savings Bank 401(k) Savings Plan (now combined into the Bank Mutual Corporation 401k Plan) and in the Registration Statement (Form S-8 No. 333-60498) pertaining to the Bank Mutual Corporation 2000 Stock Incentive Plan, of our report dated February 1, 2002, with respect to the consolidated financial statements of Bank Mutual Corporation and Subsidiaries included in the Annual Report (Form 10-K) for the year ended December 31, 2001.


                                              /s/ ERNST & YOUNG LLP




March 22, 2002
Milwaukee, Wisconsin